CAMDEN NATIONAL CORPORATION
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is by and between Camden National Corporation, a Maine Corporation ("CNC") and (Name) ("Executive").

RECITALS

WHEREAS, CNC is a bank holding company whose principal subsidiary is engaged in the business of banking and businesses incidental thereto.

WHEREAS, Executive possesses unique skills, knowledge and experience relating to the business of CNC.

WHEREAS, CNC desires to retain the future services of Executive, and, in that connection, Executive desires to be assured that, in the event of a change in the control of CNC, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive's severance because of a material change in her duties and functions.

WHEREAS, CNC desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change in control is in the best interest of CNC and its shareholders.

WHEREAS, CNC desires to induce Executive to remain in the employ of CNC following a change in control to provide for continuity of management.

NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound thereby:

Section 1 - Definitions.

Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 below, unless the context clearly requires a different meaning.

A.
“Base Salary” means, with respect to Executive, her annual base salary as in effect at the time of her Separation from Service; provided, however, that if Executive terminates her service for Good Reason following a reduction in Executive’s base salary, then for purposes of Section 3, Base Salary shall mean her base salary as in effect immediately prior to any such reduction.

B.	“Board” means the Board of Directors of CNC.

C.
“Cause” shall mean (a) a willful, material and substantive breach of written CNC policy, which breach is not cured by the Executive within a reasonable time after receipt of written notice from CNC specifying the breach; (b) a willful, intentional and substantive breach of fiduciary duty to CNC or any of its affiliates involving personal gain or profit to the Executive; (c) other employment engaged in by the Executive that substantially impairs the Executive’s ability to perform her obligations, for which consent of CNC was not previously obtained; (d) death of the Executive; (e) substantial disability of the Executive, which materially impairs Executive’s ability to perform her duties; (f) conviction of the Executive of any felony or crime of moral turpitude, or any intentional crime in the conduct of her office with the CNC or any affiliate, which is materially adverse to the welfare of CNC or any affiliate, but excluding any conviction which is not the result of any action or inaction by the Executive for her personal gain, or in willful violation of law or CNC policy.

For purposes of this definition, no act, or failure to act shall be deemed “willful” if done by the Executive in good faith and in the reasonable belief that such act or omission was in the best interest of CNC.

D.
“Change in Control” means a change: (i) in the ownership of CNC and in the effective control of CNC such that a single entity or commonly controlled group of entities shall have the ability to elect a majority of the Board of Directors of CNC; or (ii) in the ownership of all or substantially all the assets associated with the business group in which the Executive works, or of CNC as a whole. The Board shall have final authority to determine if a Change in Control has occurred.

E.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

F.	“CNC” means Camden National Corporation and includes all entities with whom CNC would be considered a single employer under Code Section 414(b) or (c).

G.	“Committee” means the Compensation Committee of the Board.

H.	“Executive” shall mean (Name and Title) of Camden National Corporation.

I.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as now in effect and as amended from time to time.

J.
“Good Reason” shall mean (a) a material diminution in the Executive’s annual base salary which shall mean a reduction in Executive’s salary of at least ten percent (10%); (b) a material diminution in the Executive’s authority, duties, or responsibilities; or (c) any other action or inaction that constitutes a material breach by CNC of the Executive’s employment arrangement.  Executive is required to provide notice to CNC of the condition giving rise to the Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition.  CNC shall have 30 days from the date of any notice from Executive alleging that a Good Reason condition exists, to remedy the Good Reason condition. If CNC fails to remedy the Good Reason condition within 30 days, the Executive may Separate from Service for Good Reason, unless CNC disagrees that a Good Reason condition exists.

K.	“Health Benefits” shall mean the medical, prescription drug, dental, and any other related benefit plans sponsored by CNC that may be in effect upon the Qualifying Termination.

L.
“Involuntary Separation from Service” means Separation From Service due to the independent decision of CNC to terminate the Executive’s services, other than due to the Executive’s explicit request, when the Executive was willing and able to continue performing services.

M.
“Maximum Installment Value” for purposes of Section 3 means two (2) times the lesser of (a) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive has terminated; or (b) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to CNC for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive has Separated From Service with CNC (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not Separated From Service).

N.	“Separation from Service” means the date of the Executive’s termination of employment with CNC, whether voluntary, or involuntary, including, without limitation, by death, or retirement.

O.
“Qualifying Termination” means (a) Involuntary Separation From Service other than for Cause, or (b) Separation From Service for Good Reason.  Executive will not be deemed to have incurred a Qualifying Termination unless Executive executes a release of claims in a form substantially similar to the form attached as Exhibit A hereto (the “Release”) following the Executive’s Separation From Service.

Section 2 - Reduction in Compensation Proscribed After a Change in Control.

From the date of a Change in Control to the date within two (2) years of such Change in Control, Executive shall receive as compensation, while still employed by CNC, a salary at a rate no less than the highest rate in effect during the one-year period before the Change in Control.  In addition, during such period, CNC shall pay and provide for Executive at no cost higher than in effect prior to the Change in Control, all of her then-current fringe benefits, including but not limited to health, disability, dental and life insurance, all of which shall be at levels and amounts no less favorable than levels and amounts in effect as of the Change in Control.

Section 3 – Cash Severance

If Executive experiences a Qualifying Termination within two (2) years following a Change in Control, Executive shall be entitled to cash severance (as defined below), plus the benefits provided in Section 4.

A.	Benefit Period. Executive shall receive cash severance for a benefit period of eighteen (18) months.

B.	Computation of Cash Severance. Executive’s total cash severance shall be equal to the Executive’s Base Salary for the Benefit Period.

C.
Payment of Cash Severance.  Upon the execution by Executive of a Release of Claims in substantially the same form as Exhibit A, payment shall commence within 30 days of the date of the Executive’s Qualifying Termination.  CNC shall pay the lesser of (1) the total cash severance defined in Section 3.B or (2) the Maximum Installment Value to the Executive in continuous payroll period installments for the applicable benefit period, commencing within 30 days of the date of the Executive’s Qualifying Termination.  The excess, if any, of the total cash severance over the Maximum Installment Value shall be paid to the Executive in a single cash payment no later than 30 days following the Executive’s Qualifying Termination.

D.
Return of Payments.  If it is determined that Executive at any time misrepresented any financial information, any and all payments that have been made to Executive under this Agreement shall be due and payable back to CNC within thirty (30) days of such notice of the misrepresentation.  Any future payments under this Agreement shall be forfeited upon receiving notice of such misrepresentation by Executive.

Section 4 – Group Health Benefits.

Upon a Qualifying Termination, CNC will provide continuation of coverage to the Executive and her eligible family members of their group medical health plan coverage.  Such coverage shall continue for the lesser of the Benefit Period under 3.A or the maximum period permitted under COBRA continuation coverage.  Executive will be required to pay employee required premiums in effect to CNC during the COBRA continuation period.

If the Benefit Period under 3.A is greater than the maximum period permitted under COBRA continuation, CNC shall pay Executive such amount that, after all Federal, State and local taxes, would pay for the same coverage as an active employee for such period that exceeds the COBRA continuation maximum.  Such amount shall be paid in a single lump sum cash payment no more than 30 days following the date the Qualifying Termination occurred.

Section 5 – Payments Payable to Estate.

In the event that any cash payment is payable under this Agreement to Executive, and Executive dies before receiving such payment, such payment shall be paid to Executive’s estate.

Section 6 – Impact on Other Compensation and Benefit Programs.

There will be no duplication between payments made under this Agreement and any payment or benefit under any other plan, program, agreement, or arrangement. Except as otherwise specifically provided for herein, payments under this Agreement will not be considered compensation for purposes of any compensation, deferred compensation, insurance, pension, savings, or other benefit plan.

Section 7 – Arbitration.

Subject to CNC’s right to seek injunctive relief under Section 8 of this Agreement, all disputes arising out of or relating to this Agreement or to Executive’s employment or the termination thereof, will be resolved by final and binding arbitration in Camden, Maine, conducted by the American Arbitration Association under the Federal Arbitration Act in accordance with its Employment Dispute Resolution Rules then in effect. This paragraph will apply both during and after termination of the employment relationship. Either party will have the right to enforce this Agreement to arbitrate in either federal or state court. The arbitrator’s fees and expenses shall be payable by CNC.

All proceedings and documents prepared in connection with any arbitration under this Agreement will be confidential information and, unless otherwise required by law, the contents or subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter.

Should a dispute under this Agreement be submitted to arbitration and the Executive prevails in that arbitration, Executive will be entitled to recover reasonable expenses incurred in connection with that arbitration, including but not limited to reasonable attorneys' fees from CNC. Should CNC prevail, or should any financial award determined by the arbitrator be between the respective amounts sought by CNC and the Executive, each party will pay its own costs.

Section 8 – Noncompetition and Nonsolicitation Agreement and Business Protection.

Notwithstanding anything to the contrary contained elsewhere in this Agreement:

A.	Noncompetition Agreement and Nonsolicitation Agreement

1.
In view of Executive’s importance to the success of CNC, Executive and CNC agree that CNC would likely suffer significant harm from Executive’s competing with CNC during Executive’s term of employment with CNC and for some period of time thereafter.  Accordingly, Executive agrees that Executive shall not engage in competitive activities while employed by CNC and for a period of six (6 months) following Executive’s Qualifying Termination.  Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of CNC, (i) within fifty (50) miles (by air) of any office of CNC and its subsidiaries, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of CNC or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within fifty (50) miles (by air) of any office of CNC and its subsidiaries which competes directly or indirectly with the business of CNC or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses.  Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with CNC.

2.
While employed by CNC and for a period of six (6) months following Executive’s Qualifying Termination, Executive agrees that Executive shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of CNC to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to CNC (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than CNC or its affiliates or reduce or refrain from doing any business with CNC or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between CNC or its affiliates and any such customer or prospective customer.  The term “solicit” as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of CNC and its subsidiaries.

3.
While employed by CNC and for a period of six (6) months following Executive’s Qualifying Termination, Executive agrees that Executive shall not, in any manner, directly or indirectly, solicit any person who is an employee of CNC or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

4.	The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

B.	Confidential Information

Executive has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of CNC and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by CNC or its subsidiaries.  Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally.  Executive shall not disclose to any other person the Confidential Information at any time during her employment with CNC or after the Qualifying Termination, provided that Executive may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of CNC who, in Executive’s reasonable good faith judgment, has a need to know the Confidential Information.

C.	Remedies

1.
Executive acknowledges that a violation on Executive’s part of this Section 8 would cause immeasurable and irreparable damage to CNC.  Accordingly, Executive agrees that notwithstanding Section 7 hereof, CNC shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 8, in addition to any other remedies it may have.

2.
In addition to CNC’s right to seek injunctive relief as set forth in subparagraph 1 above of this Section 8.C, in the event that Executive shall violate the terms and conditions of this Section 8, CNC may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by CNC, if applicable, to Executive.

3.
The Board shall be responsible for determining whether Executive shall have violated this Section 8, and in the absence of Executive’s ability to show that the Board has acted in bad faith and without fair dealing, such decision will be final and binding.  Upon the request of Executive, CNC shall provide an advance opinion as to whether a proposed activity would violate the provisions of this Agreement.

Section 9 – Governing Law.

The provisions of the Policy shall be governed by and construed in accordance with the applicable provisions of ERISA, the Code, and the laws of the State of Maine.

Section 10 – Notices and Payments.

All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to CNC or to Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail, addressed as follows:

A.	If to CNC:

Camden National Corporation
2 Elm Street
P.O. Box 310
Camden, Maine  04843-0310
Attn:  Chairman, Compensation Committee

B.	If to Executive:

(Name)
(Address)

CNC or Executive may, by notice given to the other from time to time and at any time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address.

Section 11 – Payroll Taxes.

Any payment required or permitted to be made or given to the Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by CNC in which the Executive is a participant and to all reporting, filing, and other requirements in respect of such payments, and CNC shall use its best efforts to promptly satisfy all such requirements.

Section 12 – Compliance With Section 409A of the Code.

Cash Severance and benefits paid under this Policy are intended to be administered to meet the exemption requirements of Code Section 409A and the regulations thereunder so that the cash severance and benefit payments do not provide for the deferral of compensation.

Section 17 – Successor and Assigns.

This agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of CNC; provided, however, that CNC may not assign this Agreement or any of its rights or obligations hereunder to any party other than a corporation which succeeds to substantially all of the business and assets of CNC by merger, consolidation, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the successor and assigns (including successive, as well as immediate, successors and assigns) of Executive; provided, however, that the right of Executive under this Agreement may be assigned only to her personal representative or trustee or by will or pursuant to applicable laws of descent and distribution.

Section 18 – Term of the Agreement.

This Agreement may be unilaterally terminated by CNC effective December 31, 2014 (Original Termination Date) if it takes action at least ninety (90) days prior to the Original Termination Date.  If no such action is taken by the Original Termination Date, the New Termination Date shall be the December 31 of each following year.  This Agreement shall continue in effect unless action is taken by CNC to terminate this Agreement at least ninety (90) days prior to such New Termination Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on and to be effective on __________, 2009.

In the Presence of:	EXECUTIVE

(Name)

In the Presence of:	CNC

Chairman, CNC Compensation Committee

EXHIBIT A

RELEASE OF CLAIMS

1.           Release.  In consideration of Severance Benefits, Employee, and for those who may in any way claim through Employee, including her heirs, executors, administrators, and assigns, hereby releases and discharges Company, and any other person, firm, or corporation associated or affiliated with it in any capacity, and its officers, directors, employees, agents, attorneys, successors, and assigns, both past and present ("Releasees") from any and all claims, causes of action, and suits at law or in equity, of any kind, including any claims for commissions, bonus, reimbursements, compensation, damages, debts, reinstatement, transfer, employment, breach of contract, damages of property or claims for any losses, injuries or damages of any nature whatsoever, whether disclosed or undisclosed and whether known or unknown, including but not limited to, any losses, injuries, or damages resulting from or in any way connected with any employment relationship between Employee and Releasees or service provided by Employee to Releasees while so employed, any charges and allegations for claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Maine Human Rights Act or equivalent act of any other state, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act of 1990, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Maine Whistleblowers' Protection Act, the Equal Pay Act, the Family Medical Leave Act, Executive Order 11246, or  any other employment discrimination laws and regulations, federal or state, as well as claims for wrongful discharge, tortious breach of the covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, interference with contractual relations, and procurement of the breach of an employment contract, which Employee now has or ever had.

2.           Age Discrimination - Waiver of Claims. Employee acknowledges that he has been given a copy of this Release. Employee further acknowledges that he has had twenty-one (21) days to consider this Release, seven (7) days to revoke it in writing, and has been advised to consult with counsel of her own choice regarding this Release, has carefully read the same, understands the contents and signs this Release as her own free act.

3.           Confidentiality.  Employee expressly agrees not to publicize or disclose to any third party at any time:  this Release or the consideration paid for this Release.

4.           Non-waiver.  This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (A) indemnification from CNC and its affiliates with respect to my activities on behalf of CNC and its affiliates prior to my termination of employment, (B) compensation or benefits to which I am entitled under any compensation or benefit plans of CNC or its affiliates or (C) amounts to which I am entitled pursuant to the Agreement to which a form of this Release of Claims was attached as Exhibit A. Except as contemplated by the preceding sentence, I agree not to bring or join any lawsuit or file any claim against CNC in any court relating to my employment or the termination of my employment

5.           Governing Law.  This Agreement shall be interpreted and enforced under the laws of the State of Maine without regard to the conflict of law principles.

Date:
Employee

Camden National Corporation

Date:

By

Its